Exhibit 10.4

AGREEMENT

for a Supply of Water

between

MIDDLESEX WATER COMPANY

and the

OLD BRIDGE MUNICIPAL UTILITIES AUTHORITY

____________________________________________
Entered into as of July 27, 2011
____________________________________________

This Agreement (hereinafter referred to as the “Agreement”) is entered into as of this 27th day of July, 2011, between:

MIDDLESEX WATER COMPANY, a public utility and corporation organized under the laws of the State of New Jersey, with offices at 1500 Ronson Road, Iselin, New Jersey (hereinafter referred to as “Middlesex”)

and the

OLD BRIDGE MUNICIPAL UTILITIES AUTHORITY, a public body corporate and politic of the Township of Old Bridge, County of Middlesex, State of New Jersey, organized pursuant to N.J.S.A. 40:14B-1, et seq. (hereinafter referred to as “Old Bridge”).

W I T N E S S E T H:
WHEREAS, Middlesex owns and operates a public water supply system; and
WHEREAS, Old Bridge has requested that Middlesex provide it with a supply of water for private and public use; and
WHEREAS, Middlesex has been providing a supply of water to Old Bridge pursuant to an agreement dated November 17, 1986, as amended April 21, 1999 and May 7, 2003; and
WHEREAS, the parties have determined that it is in their mutual best interest to amend and restate such agreement relating to the supply of water for public and private use, and the provisions of this Agreement are designed to accomplish such purpose; and
WHEREAS, this Agreement is designed to replace any and all existing agreements between the parties relating to a supply of water.
Now therefore, in consideration of the premises and of the mutual covenants herein contained, the parties agree that:
1.             Supply of Water.
Middlesex agrees to supply Old Bridge with water, and Old Bridge agrees to accept such water upon the terms and conditions set forth herein.

2.             Term.
The term of this Agreement shall be ten (10) years from the date hereof.  Except as otherwise provided herein, or as the parties may mutually agree upon, service shall terminate on a date that is twelve (12) years following the date hereof.
At the end of such time, however, at the sole option of Old Bridge, the Agreement may be renewed for an additional period of up to twenty (20) years, from the date of expiration, and thereupon the terms of the Agreement shall otherwise remain in full force and effect.  If Old Bridge intends to exercise this option to renew, Old Bridge shall provide to Middlesex written notice thereof at least three hundred sixty-five (365) days prior to the termination of this Agreement.
The terms of the Agreement shall remain in effect after the termination date and any periods of renewal of the Agreement, unless written notice of intention to terminate the Agreement is given by either party at least three hundred sixty five (365) days prior to the end of any such period.  In the event that such notice has not been given, the Agreement shall remain in effect until the earlier of (a) renewal or modification of the Agreement by consent of both parties, or (b) a date no less than three hundred sixty five (365) days after the date that either party provides written notification of termination.
3.             Rates.
Old Bridge shall pay Middlesex at a rate which is the sum of (a) the rate for Service Under Contract pursuant to Rate Schedule No. 5 of Middlesex’s tariff, currently at the rate of $1,937.90 per million gallons (Exhibit A attached hereto), and (b) the rate for Transmission Service South River Basin pursuant to Rate Schedule No. 7 of Middlesex’s tariff, currently at the rate of $508.63 per million gallons (Exhibit B attached hereto); or as applicable rates and tariffs may be established and/or changed from time to time with the approval of the New Jersey Board of Public Utilities (“BPU”) as required by law.  (Such rate is hereinafter referred to as the “Contract Rate.”)  Old Bridge shall pay Middlesex at the said Contract Rate for the greater of the Daily Minimum quantity of water (as defined below in Article 7) or for all water delivered to Meter Stations (as defined below in Article 5 (Meter Stations/Points of Delivery) up to and including the Allowable Excess as determined under Article 8 (a).  Old Bridge shall pay Middlesex at the applicable Peaking Charges, set forth in Article 8, for all water in excess of the Allowable Excess.
4.             Delivery System.
Water to be supplied by Middlesex hereunder shall be delivered to Old Bridge through Middlesex’s water transmission system and all existing interconnections located on such transmission system as existed at the date of this Agreement and such other interconnections as may be reasonably agreed upon from time to time.
5.             Meter Stations/Points of Delivery.
The parties understand and agree that delivery shall be made through such points of delivery in Old Bridge Township as may be reasonably agreed upon from time to time by the parties (hereinafter referred to as “Meter Stations”).  Water so supplied shall be metered at the Meter Stations.
6.             Meters, Services and Other Appurtenances.
Middlesex shall furnish, install and maintain at its own cost such service connections and meters as it shall deem necessary for connection to the Meter Stations.  The meters and service pipes shall remain the property of Middlesex.  Middlesex shall maintain and verify the accuracy of said meters annually, and Old Bridge shall have the right of access to the Meter Stations to test the meters by a certified meter technician at any reasonable time upon written notice.  Old Bridge shall provide for furnishing, installing and maintaining at its own cost all other piping, fittings, valves, meter pits or vaults and appurtenances, including pressure reducing stations, necessary to take water from Middlesex.

7.             Minimum Payment Obligation.
(a)           Old Bridge shall be obligated to pay for the Daily Minimum quantity of water at the Contract Rate.  “Daily Minimum” shall mean
(i)	Two (2.0) million gallons of water a day, or
(ii)	Such greater amount as may be elected under Article 7 (b) of this Agreement.
(b)           At any time during the term of this Agreement, Old Bridge may elect, upon written notification to Middlesex, to increase the Daily Minimum quantity of water to a greater quantity of water (hereinafter referred to as the “Revised Daily Minimum”).  Once such an election is made by Old Bridge, the Revised Daily Minimum quantity of water shall remain in effect for a period of at least twelve (12) months from the effective date of such election unless further increased pursuant to this Agreement.  At the end of such twelve (12) month period, the Revised Daily Minimum shall remain in effect unless Old Bridge, at its sole option, shall further amend (increase or decrease) the Revised Daily Minimum.  Each such election to amend shall be on written notice to Middlesex and shall remain in effect for a period of twelve (12) months from the effective date of such election unless further increased pursuant to this Agreement.  Any election to decrease the Revised Daily Minimum shall not be reduced below the initial amount of two (2) million gallons of water a day specified in Article 7(a)(i) of this Agreement.
8.             Peaking Charges.
(a)           The total daily quantity of water taken by Old Bridge at the Meter Stations may exceed the Daily Minimum or the Revised Daily Minimum by up to 50% on a 24-hour basis without affecting the Contract Rate.  The quantity of water taken in the peak hour multiplied by 24 may exceed the Daily Minimum or the Revised Daily Minimum by up to 100% without affecting the Contract Rate.  Such excess quantities of water are known as the “Allowable Excess”.

(b)           If the quantity of water taken in a 24-hour period shall exceed the Daily Minimum or the Revised Daily Minimum by more than 50%, (“Daily Peaking Excess”), Old Bridge shall pay for such Daily Peaking Excess at a rate (the “Daily Peaking Rate”) determined by the following formula:
(i)
A fraction (the numerator of which is the actual daily usage; and the denominator of which is the applicable Daily Minimum or Revised Daily Minimum then in effect multiplied by 1.5) multiplied by the Contract Rate.

For example, if the actual daily usage is 4.2 million gallons, and the Daily Minimum is 2 million gallons and the Contract Rate is $2,446.53:
    4.2                  x           Contract Rate
2 x 1.5

1.4                       x           $2,446.53 = $3,425.14 (Daily Peaking Rate)
In this example, the charge for the Daily Peaking Excess would be $4,110.17 calculated as follows:
4.2           -           3.0 (Allowable Excess) = 1.2 (Daily Peaking Excess)
1.2           x           $3,425.14 = $4,110.17

(c)          If the quantity of water supplied in the maximum peak hour multiplied by 24 shall exceed the Daily Minimum or the Revised Daily Minimum by more than 100%, (“Hourly Peaking Excess”) Old Bridge shall pay for such Hourly Peaking Excess with a charge (the “Hourly Peaking Charge”) determined by the following formula:
(i)	A fraction (the numerator of which is the quantity of water supplied in the maximum peak hour multiplied by 24; and the denominator of which is the applicable Daily Minimum or Revised Daily Minimum then in effect multiplied by 2.0) multiplied by the Contract Rate.
For example, if the quantity of water supplied in the maximum peak hour multiplied by 24 equals 5 million gallons; and the Daily Minimum is 2 million gallons and the Contract Rate is $2,446.53:
   5                     x           Contract Rate
2 x 2

1.25                   x           $2,446.53 = $3,058.16 (Hourly Peaking Charge)

In this example, the charge for such Hourly Peaking Excess would be $3,058.16.  A similar calculation would be made for each day there is an Hourly Peaking Excess, but there shall not be more than one such Hourly Peaking Charge in each 24-hour period.
(d)           In no instance, and under no conditions, shall the daily 24-hour quantity of water supplied and purchased under this Agreement exceed nine (9) million gallons, nor shall the maximum hourly flow exceed the rate of twelve (12) million gallons per day, unless otherwise agreed in writing by the parties.
9.              Payment.
The terms are net cash on presentation of invoice.
10.           Combined Charge.
Payments for water (in excess of the Daily Minimum or the Revised Daily Minimum and adjustments of the Daily Minimum or the Revised Daily Minimum under Article 7) shall be determined on the basis of the combined total daily quantity of water supplied through all the Meter Stations as determined by meter readings at said Meter Stations.

11.           Meter Readings.
Middlesex will read the meters daily (at a regular hour determined by Middlesex) for all water supplied to Old Bridge at each connection then in operation.
12.           Definitions.
Where the words “daily” or “24 hours” are used in this contract, they shall refer to the 24-hour period between the daily meter readings.
13.           Quality.
All water delivered to Old Bridge by Middlesex under this Agreement shall comply with all Federal and State requirements for safe drinking water.
14.           Scheduling.
Middlesex shall have the right to modify its rate of delivery to manage its system requirements in accordance with accepted operating procedures.  Old Bridge shall give Middlesex reasonable advance notice of any anticipated departures from its then normal usage.
15.           Exceptions for Emergencies.
The Daily Minimum or Revised Daily Minimum payment obligation shall not be affected in the event that the amount of water supplied by Middlesex to Old Bridge exceeds the daily or hourly limitations established herein for not more than twenty four (24) hours in case of documented fire or main break emergencies experienced by Old Bridge and for not more that five (5) days in the case of other catastrophes experienced by Old Bridge requiring an emergency supply of water, provided Middlesex is promptly notified that any such emergency exists.
16.           Excused Performance.
Middlesex agrees to provide a continuous, regular and uninterrupted supply of water at the Meter Stations, subject to delays in initiating service or interruptions in service by reasons of acts of God, accident, strike, legal process, or other cause beyond its control, or failure, refusal, or delay on the part of any governmental or regulatory body having jurisdiction in issuing permits, approvals, authorizations, licenses, rights-of-way or the like.  Middlesex shall not be liable for damages to Old Bridge by reason of inadequate pressure or volume or quality or failure to provide water for any cause whatsoever provided that the same does not arise out of the negligence of Middlesex.  In the event of an interruption in service Middlesex agrees to act diligently within the bounds of normal operating procedures to return service to normal.
17.           Indemnification.
Old Bridge shall completely indemnify, protect and save harmless Middlesex from any and all costs, expenses, liability, losses, claims, suits and proceedings of any nature whatsoever arising out of the water service by Old Bridge.  However, as to claims involving water quality, this paragraph is intended not to apply to water until after it is delivered to Old Bridge’s system, i.e., after water is supplied through points of delivery referred to in Article 5.
Middlesex shall completely indemnify, protect and save harmless Old Bridge from all costs, expenses, liability, losses, claims, suits and proceedings of any nature whatsoever caused by any breach by Middlesex of its obligations under this Agreement.
Notwithstanding anything herein to the contrary, each party’s aggregate liability to the other arising out of or in connection with this Agreement shall not exceed an amount equal to one year’s gross revenues required to be paid by Old Bridge to Middlesex based upon the Daily Minimum or Revised Daily Minimum in effect at the time of the occurrence giving rise to the liability, and each party hereby releases the other from any liability in excess thereof.  This paragraph is not intended to limit either party’s liability to third parties.
18.           Regulatory Approvals.
This Agreement shall be filed with and subject to approval by the BPU and the New Jersey Department of Environmental Protection as may be required by law.

Middlesex shall expeditiously initiate the said filings for the said approvals.  Both parties agree to cooperate and act in good faith in connection with obtaining these and any other regulatory authorizations.
19.           Miscellaneous.
To the extent not inconsistent with this Agreement, all other provisions of Middlesex’s tariff shall be deemed to govern service hereunder.
This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

MIDDLESEX WATER COMPANY
ATTEST:

	By:	/s/Dennis W. Doll
/s/ Kenneth J. Quinn		Dennis W Doll, President
Kenneth J. Quinn
Secretary

OLD BRIDGE MUNICIPAL
UTILITIES AUTHORITY
ATTEST:

	By:	/s/Thomas Galante
/s/Kiran Desai		Thomas Galante, Chairman
Kiran Desai, Secretary

MIDDLESEX WATER COMPANY	Nineteenth Revised Sheet No. 40
Canceling
B.P.U. No. 1 - WATER	Eighteenth Revised Sheet No. 40____

RATE SCHEDULE NO. 5

SERVICE UNDER CONTRACT - SC

APPLICABILITY:

Applicable to service provided under special agreements.  Such special agreements are available to customers that meet criteria as specified by the Board of Public Utilities and such agreements will be filed with the Board on a case by case basis.

CHARACTER OF SERVICE:

Continuous except as limited by "Standard Terms and Conditions".

RATE:

All water used shall be charged at the rate of $1,937.90 per million gallons.

TERMS OF PAYMENT:

Bills will be rendered monthly.
A customer has at least 15 days from the postmark on the bill to pay a valid bill for service.

SPECIAL PROVISIONS:

As provided under special agreements.

Date of Issue:	August 17, 2009	Effective for service
Rendered on and after:
Issued by:	Dennis W. Doll, President
	1500 Ronson Road	March 17, 2010
Iselin, New Jersey 08830-3020

Filed pursuant to an Order of the Board of Public Utilities, State of New Jersey, dated March 17, 2010, in Docket No. WR09080666.

MIDDLESEX WATER COMPANY	Ninth Revised Sheet No. 42
Canceling
B.P.U. No. 1 - WATER	Eighth Revised Sheet No. 42_____

RATE SCHEDULE NO. 7

TRANSMISSION SERVICE SOUTH RIVER BASIN - TR-SRB

APPLICABILITY:

Applicable to water transmission service to the South River Basin area provided to customers under special agreements at the option of the Company.

CHARACTER OF SERVICE:

Continuous except as limited by "Standard Terms and Conditions".

RATE:

All water used shall be charged at the combined rate of $508.63 per million gallons for transmission plus the rate for Service Under Contract as provided in Rate Schedule No. 5.

TERMS OF PAYMENT:

As provided by contract.
Bills to be rendered monthly.
A customer has at least 15 days from the postmark on the bill to pay a valid bill for service.

SPECIAL PROVISIONS:

As provided under special agreements.

Date of Issue:	August 17, 2009	Effective for service
Rendered on and after:
Issued by:	Dennis W. Doll, President
	1500 Ronson Road	March 17, 2010
Iselin, New Jersey 08830-3020

Filed pursuant to an Order of the Board of Public Utilities, State of New Jersey, dated March 17, 2010, in Docket No. WR09080666.